Exhibit 21.1

                                  Subsidiaries



First Banking Center, a Wisconsin state bank (the "Bank")

Subsidiaries of the Bank:

FBC Financial Services Corp., a Wisconsin corporation
FBC-Burlington, Inc., a Nevada corporation
Burco Holdings, LLC, a Wisconsin limited liability company